Exhibit 99.4
Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Overview
     Overview of the Business
     The Company is providing this overview in accordance with the SEC’s December 2003 interpretive guidance regarding Management’s Discussion and Analysis of Financial Condition and Results of Operations.
     Revlon, Inc. (and together with its subsidiaries, the “Company”) conducts its business exclusively through its direct wholly-owned operating subsidiary, Revlon Consumer Products Corporation and its subsidiaries (“Products Corporation”). Revlon, Inc. is a direct and indirect majority-owned subsidiary of MacAndrews & Forbes Holdings Inc. (“MacAndrews & Forbes Holdings” and together with certain of its affiliates other than the Company, “MacAndrews & Forbes”), a corporation wholly-owned by Ronald O. Perelman.
     The Company operates in a single segment and manufactures, markets and sells an extensive array of cosmetics, women’s hair color, beauty tools, fragrances, skincare, anti-perspirants/deodorants and personal care products. The Company is one of the world’s leading cosmetics companies in the mass retail channel. The Company believes that its global brand name recognition, product quality and marketing experience have enabled it to create one of the strongest consumer brand franchises in the world.
For additional information regarding our business, see “Part I, Item 1 – Business” in Exhibit 99.1.
     Restructuring Programs
     During 2007, the Company implemented several restructuring plans designed to reduce costs and improve the Company’s operating profit margins, including the consolidation of facilities and certain functions, principally the closure of its facility in Irvington, New Jersey, which was implemented in March 2007 and completed in June 2007, personnel reductions within the Company’s Information Management function and a reduction of its sales force in Canada (together with the restructuring plan implemented in March 2007, the “2007 Programs”).
     During 2007, the Company recorded restructuring charges of $7.3 million, consisting of commissions of $2.8 million related to vacating a portion of leased space in the Company’s New York City headquarters, as well as employee severance and other personnel benefits of $1.6 million related to the 2006 Programs and $2.9 million of employee severance and other personnel benefits related to the 2007 Programs.
     Overview of Sales and Earnings Results
     Consolidated net sales in 2007 increased $68.4 million, or 5.3%, to $1,367.1 million, as compared with $1,298.7 million in 2006. Excluding the favorable impact of foreign currency fluctuations, consolidated net sales increased by $46.2 million, or 3.6%, in 2007. Net sales for 2006 were reduced by approximately $20 million due to Vital Radiance, which was discontinued in September 2006.
     In the United States, net sales for 2007 increased $39.3 million, or 5.1%, to $804.2 million, from $764.9 million in 2006. Net sales in the U.S. for 2006 were reduced by approximately $20 million due to Vital Radiance. Excluding the impact of Vital Radiance, the increase in net sales in 2007 compared to 2006 was due to higher shipments of beauty care products, primarily women’s hair color, and Almay color cosmetics, partially offset by lower shipments of Revlon color cosmetics in 2007.
     In the Company’s international operations, net sales for 2007 increased $29.1 million, or 5.5%, to $562.9 million, from $533.8 million in 2006. Foreign currency fluctuations favorably impacted net sales in 2007 by $22.2 million. Excluding the favorable impact of foreign currency fluctuations, international net sales increased by $6.9 million, or 1.3%, in 2007. The increase in net sales in 2007 was driven primarily by higher shipments in the Asia Pacific and Latin America regions, partially offset by lower shipments in the Europe region, particularly in Canada. Net sales in Canada in 2006 were positively impacted by certain promotional programs in color cosmetics and the restage of Almay color cosmetics.
     Consolidated net loss in 2007 decreased by $235.2 million to $16.1 million, as compared with a consolidated net loss of $251.3 million in 2006. The decrease in net loss in 2007 was primarily due to:

•	higher net sales, including the impact of significantly lower returns expense (as the 2006 period included charges for estimated returns of Vital Radiance due to its discontinuance in September 2006) and higher shipments of beauty care products in 2007;

•	lower selling, general and administrative expenses (“SG&A”), primarily due to the Company’s 2006 and 2007 organizational realignment and streamlining activities, which resulted in lower personnel-related expenses and lower occupancy expenses (primarily the Company’s exit of a portion of its New York City headquarters leased space, including a benefit of $4.4 million related to the reversal of a deferred rental liability upon exit of the space in the first quarter of 2007);

•	lower cost of sales (primarily due to lower estimated excess inventory charges, as the 2006 period included estimated excess inventory charges related to Vital Radiance and Almay);

•	lower restructuring costs; and

•	lower interest expense due to the impact of lower average borrowing rates on comparable debt levels.
     In addition, the net loss in 2006 was negatively impacted by a charge of $23.5 million related to the early extinguishment of debt in connection with the repayment of a portion of the 8 5/8% Senior Subordinated Notes.
     Overview of AC Nielsen-measured Retail Channel U.S. Share Data
     In terms of the U.S. share performance, the U.S. color cosmetics category for the full year 2007 increased approximately 0.3% versus 2006. Combined U.S. share for the Revlon, Almay and Vital Radiance (which was discontinued in September 2006) brands are summarized in the table below:

	$ Share %
			Point
	2007	2006	Change
Total Company Color Cosmetics*	19.2%	21.5%	(2.3)
Revlon Brand	13.0	14.0	(1.0)
Almay Brand	6.0	6.2	(0.2)
Vital Radiance Brand (Discontinued)	0.2	1.2	(1.0)
Total Company Women’s Hair Color	11.2	9.2	2.0
Total Company Anti-perspirants/deodorants	5.9	6.2	(0.3)
Revlon Beauty Tools	23.6	26.1	(2.5)

*	Compared to the year ago period, the Revlon brand experienced a share decline, which reflects a decrease in share by products launched in prior years, partially offset by performance in 2007 from new products launched in the second half of 2006 and during 2007. Since September 2006, following the Company’s decision to discontinue Vital Radiance, the Company’s strategy has been to fully focus its efforts on building and leveraging its established brands, particularly the Revlon brand.
     All U.S. share and related data herein for the Company’s brands are based upon retail dollar sales, which are derived from ACNielsen data. ACNielsen measures retail sales volume of products sold in the U.S. mass retail channel. Such data represent ACNielsen’s estimates based upon samples of retail share data gathered by ACNielsen and are therefore subject to some degree of variance and may contain slight rounding differences. ACNielsen’s data does not reflect sales volume from Wal-Mart, Inc., which is the Company’s largest customer, representing approximately 24% of the Company’s 2007 worldwide net sales, or sales volume from regional mass volume retailers, prestige, department stores, television shopping, door-to-door, specialty stores, internet, perfumeries or other distribution outlets, all of which are channels for cosmetics sales. From time to time, ACNielsen adjusts its methodology for data collection and reporting, which may result in adjustments to the categories and share data tracked by ACNielsen for both current and prior periods.

     Overview of Financing Activities
     During 2007 and in early 2008, the Company successfully completed the following financing transactions:
•	$100 Million Rights Offering: In January 2007 Revlon, Inc. completed the $100 Million Rights Offering, which it launched in December 2006 and used the proceeds from such offering to further reduce Products Corporation’s debt. Revlon, Inc. promptly transferred the proceeds from the $100 Million Rights Offering to Products Corporation, which it used to redeem $50.0 million in aggregate principal amount of its 8 5/8% Senior Subordinated Notes (the balance of which was repaid in full in February 2008), and repay approximately $43.3 million of indebtedness outstanding under Products Corporation’s 2006 Revolving Credit Facility, without any permanent reduction of that commitment, after incurring approximately $1.1 million of fees and expenses incurred in connection with such rights offering, with approximately $5 million of the remaining net proceeds being available for general corporate purposes. (See “Financial Condition, Liquidity and Capital Resources – 2006 and 2007 Refinancing Transactions”).
•	MacAndrews & Forbes Senior Subordinated Term Loan: In January 2008, Products Corporation entered into its previously-announced $170 million MacAndrews & Forbes Senior Subordinated Term Loan Agreement. On February 1, 2008, Products Corporation used the proceeds of the MacAndrews & Forbes Senior Subordinated Term Loan to repay in full the approximately $167.4 million remaining aggregate principal amount of Products Corporation’s 8 5/8% Senior Subordinated Notes, which matured on February 1, 2008, and to pay certain related fees and expenses, including the payment to MacAndrews & Forbes of a facility fee of $2.55 million (or 1.5% of the total aggregate principal amount of such loan) upon MacAndrews & Forbes’ funding of such loan. In connection with such repayment, Products Corporation also used cash on hand to pay approximately $7.2 million of accrued and unpaid interest due on the 8 5/8% Senior Subordinated Notes up to, but not including, the February 1, 2008 maturity date. (See “Recent Developments” in Exhibit 99.1).

Results of Operations
Year ended December 31, 2007 compared with the year ended December 31, 2006
     In the tables, numbers in parenthesis ( ) denote unfavorable variances.
Net sales:
     Consolidated net sales in 2007 increased $68.4 million, or 5.3%, to $1,367.1, as compared with $1,298.7 million in 2006. Excluding the favorable impact of foreign currency fluctuations, consolidated net sales increased by $46.2 million, or 3.6%, in 2007. Net sales for 2006 were reduced by approximately $20 million due to Vital Radiance, which was discontinued in September 2006.

	Year Ended December 31,		Change		XFX Change(1)
	2007	2006	$	%	$	%
United States	$804.2	$764.9	$39.3	5.1%	$39.3	5.1%
Asia Pacific	255.6	237.7	17.9	7.5	11.7	4.9
Europe	211.1	204.2	6.9	3.4	(9.0)	(4.4)
Latin America	96.2	91.9	4.3	4.7	4.2	4.6

Total International	$562.9	$533.8	$29.1	5.5%	$6.9	1.3%

	$1,367.1	$1,298.7	$68.4	5.3%	$46.2	3.6%

(1)	XFX excludes the impact of foreign currency fluctuations.
United States
     In the United States, net sales for 2007 increased by $39.3 million, or 5.1%, to $804.2 million, from $764.9 million in 2006. Net sales in the U.S. for 2006 were reduced by approximately $20 million due to Vital Radiance. Excluding the impact of Vital Radiance, the increase in net sales in 2007 compared to 2006 was due to higher shipments of beauty care products, primarily women’s hair color, and Almay color cosmetics, partially offset by lower shipments of Revlon color cosmetics in 2007.
International
     In the Company’s international operations, foreign currency fluctuations favorably impacted net sales in 2007 by $22.2 million. Excluding the impact of foreign currency fluctuations, the $6.9 million increase in net sales in 2007 in the Company’s international operations, as compared with 2006, was driven primarily by higher shipments in the Asia Pacific and Latin America regions, partially offset by lower shipments in the Europe region, particularly in Canada. Net sales in Canada in 2006 were positively impacted by certain promotional programs in color cosmetics and the restage of Almay color cosmetics.
     In Asia Pacific, which is comprised of Asia Pacific and Africa, the increase in net sales, excluding the favorable impact of foreign currency fluctuations, was due primarily to higher shipments in South Africa, and to a lesser extent, Australia and certain distributor markets and lower returns expense in Japan (which together contributed approximately 6.4 percentage points to the increase in net sales for the region in 2007, as compared with 2006). This increase was partially offset by lower shipments in Hong Kong and Taiwan (which together offset by approximately 1.4 percentage points the increase in net sales for the region for 2007, as compared with 2006). The higher shipments in South Africa were driven primarily by growth in color cosmetics and beauty care products. The higher shipments in Australia were driven primarily by growth in color cosmetics. The lower shipments in Hong Kong and Taiwan were driven primarily by a decline in color cosmetics.
     In Europe, which is comprised of Europe, Canada and the Middle East, the decrease in net sales, excluding the favorable impact of foreign currency fluctuations, was due primarily to lower shipments of color cosmetics and beauty care products in Canada, partially offset by higher shipments of beauty tools. The decline in color cosmetics in Canada was due primarily to the favorable impact on 2006 net sales of promotions in color cosmetics, partially offset by lower returns and allowances of color cosmetics resulting from lower promotional sales in 2007. The net sales decline in Canada contributed approximately 4.0 percentage points to the decrease in net sales for the region for 2007, as compared with 2006.

     In Latin America, which is comprised of Mexico, Central America and South America, the increase in net sales, excluding the favorable impact of foreign currency fluctuations, was driven primarily by higher shipments in Venezuela and, to a lesser extent, Argentina (which together contributed approximately 12.6 percentage points to the increase in net sales for the region in 2007, as compared with 2006). This increase was substantially offset by a net sales decline in Chile resulting from the move of the Chile subsidiary business to a distributor model during 2007 (which together offset approximately 4.1 percentage points of the increase in net sales for the region in 2007, as compared with 2006). The higher shipments in Venezuela and Argentina were driven primarily by growth in color cosmetics and beauty care products.
Gross profit:

	Year Ended December 31,
	2007	2006	Change
Gross profit	$861.4	$771.0	$90.4
     The increase in gross profit for 2007 compared to 2006 was primarily due to:
•	higher net sales including the impact of approximately $64.4 million of charges for estimated returns and allowances recorded in 2006 related to the Vital Radiance brand, which was discontinued in September 2006;

•	lower cost of sales percentage in 2007 compared to 2006, primarily as a result of lower estimated excess inventory charges of $31.0 million in 2007 compared to 2006 resulting from estimated excess inventory charges in 2006 related to the Vital Radiance, Almay and Revlon brands, which were partially offset by unfavorable changes in sales mix and lower production volume in 2007; and

•	approximately $3.5 million of higher licensing revenues in 2007 compared to 2006.
SG&A expenses:

	Year Ended December 31,
	2007	2006	Change
SG&A expenses	$735.7	$795.6	$59.9
     The decrease in SG&A expenses for 2007 compared to 2006 was driven primarily by:
•	approximately $25.2 million of lower general and administrative expenses, primarily related to the impact of the Company’s 2006 and 2007 organizational realignment and streamlining activities, which resulted in lower personnel-related expenses and occupancy expenses. Occupancy expenses were lower by $8.1 million, primarily related to the Company’s exit of a portion of its New York City headquarters leased space, including a benefit of $4.4 million related to the reversal of a deferred rental liability upon exit of the space in the first quarter of 2007;

•	approximately $15.2 million of lower display amortization expenses in 2007 compared to 2006, which included $8.9 million of charges related to the accelerated amortization and write-off of certain displays in connection with the discontinuance of the Vital Radiance brand, as well as additional display amortization costs in 2006 of $8.3 million related to the Vital Radiance brand prior to its discontinuance in September 2006;

•	approximately $12.0 million of lower brand support in 2007 compared to 2006, including brand support of $36.4 million for the Vital Radiance brand in 2006, partially offset by higher advertising spending in 2007 on the Company’s core brands; and

•	$9.4 million of severance and accelerated charges recorded in 2006 related to unvested options and unvested restricted stock in connection with the termination of the former CEO’s employment in September 2006.

Restructuring costs:

	Year Ended December 31,
	2007	2006	Change
Restructuring costs and other, net	$7.3	$27.4	$20.1
     In 2007, the Company recorded $7.3 million in restructuring expenses for vacating leased space, employee severance and other employee-related termination costs. (See Note 2 “Restructuring Costs and Other, Net” to the Consolidated Financial Statements in Exhibit 99.5 regarding the 2007 Programs). In 2006, the Company recorded $27.4 million in restructuring expenses for employee severance and employee-related termination costs related to the 2006 Programs.
     During 2007, the Company implemented the 2007 Programs, which consisted of the closure of the Company’s Irvington facility and personnel reductions within the Company’s Information Management (IM) function and the sales force in Canada, which actions were designed, for the IM function resources, to better align the Company’s information management plan, and in Canada, to improve the allocation of resources. Both actions resulted in reduced costs and an improvement in the Company’s operating profit margins. In connection with the 2007 Programs, the Company incurred a total of approximately $2.9 million of restructuring charges and other costs to implement these programs, consisting of approximately $2.5 million of charges related to employee severance and other employee-related termination costs for the 2007 Programs and approximately $0.4 million of various other charges related to the closure of the Irvington facility. The Company recorded all $2.9 million of the restructuring charges for the 2007 Programs in 2007, all of which were cash charges. Of such charges, $2.3 million was paid out in 2007 and approximately $0.6 million is expected to be paid out through 2009.
     In connection with the 2006 Programs, the Company recorded charges of approximately $32.9 million in 2006 and $5.0 million in 2007, respectively. Of the total $37.9 million of charges related to the 2006 Programs, approximately $30.6 million are expected to be paid in cash, of which approximately $10.4 million was paid out in 2006, $16.2 million was paid out in 2007 and approximately $4.0 million is expected to be paid out through 2009. As part of the 2006 Programs, the Company agreed in December 2006 to cancel its lease and modify the sublease of its New York City headquarters space, including vacating 23,000 square feet in December 2006 and vacating an additional 77,300 square feet in February 2007. These space reductions are resulting in savings in rental and related expense, while allowing the Company to maintain its corporate offices in a smaller, more efficient space, reflecting its streamlined organization.
     The Company’s 2006 Programs and 2007 Programs collectively reduced the Company’s annualized cost base by approximately $55 million from previous levels, which primarily benefited SG&A and cost of sales.
Other expenses (income):

	Year Ended December 31,
	2007	2006	Change
Interest expenses	$135.6	$147.7	$12.1
     The decrease in interest expenses for 2007 compared to 2006 was primarily due to lower average borrowing rates on comparable debt levels (See Note 8 “Long-Term Debt” to the Consolidated Financial Statements in Exhibit 99.5).

	Year Ended December 31,
	2007	2006	Change
Loss on early extinguishment of debt	$0.1	$23.5	$23.4
     For 2007, the loss on early extinguishment of debt represents the loss on the redemption in February 2007 of approximately $50 million in aggregate principal amount of Products Corporation’s 8 5/8% Senior Subordinated

Notes (See “Recent Developments” in Exhibit 99.1 describing Products Corporation’s full repayment of the balance of the 8 5/8% Senior Subordinated Notes in February 2008). In 2006, the loss on early extinguishment of debt represents the loss on the redemption in April 2006 of approximately $110 million in aggregate principal amount of Products Corporation’s 8 5/8% Senior Subordinated Notes using the net proceeds of the $110 Million Rights Offering completed in March 2006.

	Year Ended December 31,
	2007	2006	Change
Miscellaneous (income) expense, net	$(0.4)	$3.9	$4.3
     In 2006, the Company incurred fees and expenses associated with the various amendments to Products Corporation’s 2004 Credit Agreement. See Note 8 “Long-Term Debt – Other Transactions under the 2004 Credit Agreement Prior to Its Complete Refinancing in December 2006” to the Consolidated Financial Statements in Exhibit 99.5.
Provision for income taxes:

	Year Ended December 31,
	2007	2006	Change
Provision for income taxes	$7.5	$20.1	$12.6
     The decrease in the provision for income taxes in 2007, as compared with 2006, was primarily attributable to the reduction of $5.9 million of reserves for certain contingent tax liabilities to reflect the favorable resolution of various international tax matters and the reduction of $4.2 million of valuation allowances, which together offset the effect of higher taxable income in certain foreign jurisdictions.

Year Ended December 31, 2006 compared with the year ended December 31, 2005
     In the tables, numbers in parenthesis ( ) denote unfavorable variances. Certain prior year amounts were reclassified to conform to the current period’s presentation, including the transfer, during the second quarter of 2006, of management responsibility for the Company’s Canadian operations from the Company’s North American operations to the European region of its international operations.
Net sales:
     Consolidated net sales in 2006 were essentially even at $1,298.7 million, as compared to $1,303.5 million in 2005.

	Year Ended December 31,		Change		XFX Change(1)
	2006	2005	$	%	$	%
United States	$764.9	$788.3	$(23.4)	(3.0)%	$(23.4)	(3.0)%
Asia Pacific	237.7	242.6	(4.9)	(2.0)	2.3	1.0
Europe	204.2	193.8	10.4	5.4	3.9	2.0
Latin America	91.9	78.8	13.1	16.6	13.0	16.5

Total International	$533.8	$515.2	$18.6	3.6%	$19.2	3.7%

	$1,298.7	$1,303.5	$(4.8)	(0.4)%	$(4.2)	(0.3)%

(1)	XFX excludes the impact of foreign currency fluctuations.
United States
     In the U.S., the decrease in net sales for 2006 compared to 2005 was primarily due to the discountinance in September 2006 of the Vital Radiance brand, which launched in 2005, partially offset by higher net sales of Revlon and Almay color cosmetics and beauty care products.
International
     Excluding the impact of foreign currency fluctuations, international net sales increased by $19.2 million, or 3.7%, in 2006, as compared with 2005. The increase in net sales in 2006 in the Company’s international operations, as compared with 2005, was driven primarily by higher shipments in the Europe and Latin America regions.
     In Asia Pacific, which is comprised of Asia Pacific and Africa, the increase in net sales, excluding the impact of foreign currency fluctuations, was driven by South Africa, Australia and China (which together contributed to an approximate 2.9 percentage points to the increase in net sales for the region in 2006, as compared with 2005), partially offset by the lower net sales in Hong Kong, Taiwan and in certain distributor markets (which together contributed approximately 1.6 percentage points to the decrease in net sales for the region for 2006, as compared with 2005).
     In Europe, which is comprised of Europe, Canada and the Middle East, the increase in net sales, excluding the impact of foreign currency fluctuations, was due to the U.K. and Canada (which together contributed to an approximate 3.5 percentage points to the increase in net sales for the region for 2006, as compared with 2005), partially offset by the lower net sales in certain distributor markets (which together contributed approximately 1.5 percentage points to the decrease in net sales for the region for 2006, as compared with 2005).
     In Latin America, the increase in net sales, excluding the impact of foreign currency fluctuations, was driven primarily by Venezuela, Mexico and certain distributor markets (which together contributed approximately 14.3 percentage points to the increase in net sales for the region in 2006, as compared with 2005).

Gross profit:

	Year Ended December 31,
	2006	2005	Change
Gross profit	$771.0	$810.5	$(39.5)
     The decrease in gross profit for 2006 compared to 2005 was primarily due to:
•	approximately $30.9 million of higher allowances in 2006, primarily to support the launch of Vital Radiance (which was discontinued in September 2006); and

•	approximately $15.8 million of higher estimated excess inventory charges related to Vital Radiance, $5.5 million of estimated excess inventory charges related to certain Almay products, and additional estimated excess inventory charges of $2.7 million related to a promotional program.
     The decrease in gross profit in 2006 compared to 2005 was partially offset by lower returns of non-Vital Radiance products and the higher dollar value of shipments in 2006 compared to 2005.
SG&A expenses:

	Year Ended December 31,
	2006	2005	Change
SG&A expenses	$795.6	$746.3	$(49.3)
     The increase in SG&A expenses for 2006 compared to 2005 was due in large part to:
•	approximately $41.0 million of higher brand support in 2006 compared to 2005, primarily due to higher advertising and consumer promotion in connection with the complete re-stage of the Almay brand and the Vital Radiance brand before its discontinuance in September 2006;

•	approximately $12.7 million of higher display amortization costs related to Almay and Vital Radiance in 2006 compared to 2005;

•	the $8.9 million write-off in 2006 of certain displays, in each case in connection with the discontinuance of the Vital Radiance brand and $2.9 million of charges related to the write-off of certain advertising, marketing and promotional materials and software and the accelerated display amortization;

•	$6.2 million and $3.2 million, respectively, of severance-related and accelerated amortization charges related to unvested options and unvested restricted stock, in each case in connection with the termination of the former CEO’s employment in September 2006; and

•	approximately $5.6 million of amortization expenses for stock options, resulting from the Company’s adoption of SFAS No. 123(R) effective as of January 1, 2006.
     These increases were partially offset by approximately $26.7 million of reductions principally in personnel, travel, professional services and other general and administrative expenses.
Restructuring costs:

	Year Ended December 31,
	2006	2005	Change
Restructuring costs and other, net	$27.4	$1.5	$(25.9)
     In 2006, the Company recorded $27.4 million in restructuring expenses for employee severance and employee-related termination costs (See Note 2 “Restructuring Costs and Other, Net” to the Consolidated Financial Statements in Exhibit 99.5 regarding the 2006 Programs). In 2005, the Company recorded $1.6 million in restructuring expenses for employee severance and employee-related termination costs related to the 2004 program.

Other expenses (income):

	Year Ended December 31,
	2006	2005	Change
Interest expenses	$147.7	$129.5	$(18.2)
     The increase in interest expenses for 2006 compared to 2005 was primarily due to higher average interest rates and higher outstanding borrowings (See Note 8 “Long-Term Debt” to the Consolidated Financial Statements in Exhibit 99.5).

	Year Ended December 31,
	2006	2005	Change
Loss on early extinguishment of debt	$23.5	$9.0	$(14.5)
     For 2006, the loss on early extinguishment of debt represents the write-off of the portion of deferred financing costs and the pre-payment fee associated with the refinancing of Products Corporation’s 2004 Credit Agreement with the 2006 Credit Agreements, as well as the loss on the redemption in April 2006 of approximately $110 million in aggregate principal amount of Products Corporation’s 8 5/8% Senior Subordinated Notes (the balance of which was repaid in full in February 2008 – See “Recent Developments” in Exhibit 99.1). The $9.0 million loss on early extinguishment of debt for 2005 includes the $5.0 million pre-payment fee related to the pre-payment in March 2005 of $100.0 million of indebtedness outstanding under the Term Loan Facility of the 2004 Credit Agreement with a portion of the proceeds from the issuance of the Original 9 1/2% Senior Notes (as defined in Note 8 “Long-Term Debt” to the Consolidated Financial Statements in Exhibit 99.5), the aggregate $1.5 million loss on the redemption of all of Products Corporation’s 8 1/8% Senior Notes due 2006 (the “8 1/8% Senior Notes”) and 9% Senior Notes due 2006 (the “9% Senior Notes”) in April 2005, as well as the write-off of the portion of deferred financing costs related to such prepaid amounts.

	Year Ended December 31,
	2006	2005	Change
Miscellaneous expense (income), net	$3.9	$(0.4)	$(4.3)
The increase in miscellaneous, net for 2006, as compared with 2005, is primarily due to fees and expenses associated with the various amendments to Products Corporation’s 2004 Credit Agreement. See Note 8 “Long-Term Debt – Other Transactions under the 2004 Credit Agreement Prior to Its Complete Refinancing in December 2006” to the Consolidated Financial Statements in Exhibit 99.5.
Provision for income taxes:

	Year Ended December 31,
	2006	2005	Change
Provision for income taxes	$20.1	$8.2	$(11.9)
     The increase in the provision for income taxes in 2006, as compared with 2005, was primarily attributable to higher taxable income in certain markets outside the U.S., a tax on the cash repatriation of dividends from a foreign subsidiary and an increase to tax reserves related to international activities. In 2005, the favorable resolution of various tax matters resulted in a tax benefit of $3.6 million.
Financial Condition, Liquidity and Capital Resources
     Net cash provided by (used in) operating activities was $0.3 million, $(139.7) million and $(137.7) million for 2007, 2006 and 2005, respectively. This improvement in 2007 compared to 2006 was primarily due to lower net loss and decreased purchases of permanent displays, partially offset by changes in net working capital, including cash used for product return settlements in 2007 related to the September 2006 discontinuance of Vital

Radiance and lower trade receivables. Cash usage in 2006 and 2005 was primarily attributable to the larger net loss and increased purchases of permanent displays, due in large part to the launch in late 2005 and the September 2006 discontinuance of Vital Radiance and the complete re-stage of Almay, partially offset by improvements in net working capital.
     Net cash used in investing activities was $(17.4) million, $(22.1) million and $(15.4) million for 2007, 2006 and 2005, respectively, in each case for capital expenditures.
     Net cash provided by financing activities was $29.1 million, $162.9 million and $63.7 million for 2007, 2006 and 2005, respectively. Net cash provided by financing activities for 2007 included net proceeds of $98.9 million from Revlon, Inc.’s issuance of Class A Common Stock as a result of the closing of the $100 Million Rights Offering in January 2007. Revlon, Inc.’s proceeds from the $100 Million Rights Offering were promptly transferred to Products Corporation, which it used in February 2007 to redeem $50.0 million aggregate principal amount of its 8 5/8% Senior Subordinated Notes (the balance of which was repaid in full in February 2008 – See “Recent Developments” in Exhibit 99.1), including $0.3 million of accrued and unpaid interest up to, but not including, the redemption date. The remainder of such proceeds was used in January 2007 to repay approximately $43.3 million of indebtedness outstanding under Products Corporation’s 2006 Revolving Credit Facility, without any permanent reduction of that commitment, after incurring fees and expenses of approximately $1.1 million incurred in connection with the $100 Million Rights Offering, with approximately $5 million of the remaining proceeds being available for general corporate purposes.
     Net cash provided by financing activities for 2006 included net proceeds of $107.2 million from Revlon, Inc.’s issuance in March 2006 of Class A Common Stock in the $110 Million Rights Offering, borrowings during the second and third quarter of 2006 under the 2004 Multi-Currency Facility (as hereinafter defined) under the 2004 Credit Agreement, $100.0 million from borrowings under the Term Loan Add-on (as hereinafter defined) under the 2004 Credit Agreement and $840.0 million from borrowings under the 2006 Term Loan Facility.
     The net proceeds from the $110 Million Rights Offering were promptly transferred to Products Corporation, which it used in April 2006, together with available cash, to redeem $109.7 million aggregate principal amount of its 8 5/8% Senior Subordinated Notes (the balance of which was repaid in full in February 2008 – See “Recent Developments” in Exhibit 99.1) at an aggregate redemption price of $111.8 million, including $2.1 million of accrued and unpaid interest up to, but not including, the redemption date and to pay related financing costs of $9.4 million. Products Corporation used the proceeds from the $100.0 million Term Loan Add-on to repay in July 2006 $78.6 million of outstanding indebtedness under the 2004 Multi-Currency Facility under Products Corporation’s 2004 Credit Agreement, without any permanent reduction in the commitment under that facility, and the balance of $11.7 million, after the payment of fees and expenses incurred in connection with consummating such transaction, was used for general corporate purposes. Products Corporation used the proceeds from the $840.0 million 2006 Term Loan Facility to repay in December 2006 approximately $798.0 million of outstanding indebtedness under the 2004 Term Loan Facility, repay approximately $13.3 million of indebtedness outstanding under the 2006 Revolving Credit Facility and pay approximately $15.3 million of accrued interest and a $8.0 million prepayment fee. (See “Financial Condition, Liquidity and Capital Resources – 2006 and 2007 Refinancing Transactions”).
     Net cash provided by financing activities for 2005 included proceeds of $386.2 million from Products Corporation’s issuance of its 9 1/2% Senior Notes, which was used to (i) prepay $100.0 million of indebtedness under the 2004 Term Loan Facility under the 2004 Credit Agreement, along with a $5.0 million prepayment fee plus accrued interest, (ii) redeem all $116.2 million aggregate principal amount outstanding of Products Corporation’s 8 1/8% Senior Notes, plus the payment of $1.9 million of accrued interest, (iii) redeem all $75.5 million aggregate principal amount outstanding of Products Corporation’s 9% Senior Notes, plus $3.1 million of accrued interest and the applicable premium of $1.1 million, and (iv) pay financing costs related to such transactions, with the balance of $77.7 million being used to help fund the Company’s brand initiatives.
     At January 31, 2008, Products Corporation had a liquidity position (excluding cash in compensating balance accounts) of approximately $185.7 million, consisting of cash and cash equivalents (net of any outstanding checks) of approximately $50.2 million, as well as approximately $135.5 million in available borrowings under the 2006 Revolving Credit Facility.
Credit Agreement Refinancing
     In July 2004, Products Corporation entered into a credit agreement (the “2004 Credit Agreement”) with certain of its subsidiaries as local borrowing subsidiaries, a syndicate of lenders, Citicorp USA, Inc., as multi-

currency administrative agent, term loan administrative agent and collateral agent, UBS Securities LLC as syndication agent and Citigroup Global Markets Inc. as sole lead arranger and sole bookrunner.
     The 2004 Credit Agreement originally provided up to $960.0 million and consisted of a term loan facility of $800.0 million (the “2004 Term Loan Facility”) and a $160.0 million multi-currency revolving credit facility, the availability under which varied based upon the borrowing base that was determined based upon the value of eligible accounts receivable and eligible inventory in the U.S. and the U.K. and eligible real property and equipment in the U.S. from time to time (the “2004 Multi-Currency Facility”).
     On December 20, 2006, Products Corporation replaced the $800 million 2004 Term Loan Facility under its 2004 Credit Agreement with a 5-year, $840 million 2006 Term Loan Facility pursuant to the 2006 Term Loan Agreement, dated as of December 20, 2006, among Products Corporation, as borrower, the lenders party thereto, Citicorp USA, Inc., as administrative agent and collateral agent, Citigroup Global Markets Inc., as sole lead arranger and sole bookrunner, and JPMorgan Chase Bank, N.A., as syndication agent. As part of this bank refinancing, Products Corporation also amended and restated the 2004 Multi-Currency Facility by entering into the $160.0 million 2006 Revolving Credit Agreement that amended and restated the 2004 Credit Agreement.
     Among other things, the 2006 Credit Facilities extended the maturity dates for Products Corporation’s bank credit facilities from July 9, 2009 to January 15, 2012 in the case of the 2006 Revolving Credit Agreement and from July 9, 2010 to January 15, 2012 in the case of the 2006 Term Loan Agreement.
     Availability under the 2006 Revolving Credit Facility varies based on a borrowing base that is determined by the value of eligible accounts receivable and eligible inventory in the U.S. and the U.K. and eligible real property and equipment in the U.S. from time to time.
     In each case subject to borrowing base availability, the 2006 Revolving Credit Facility is available to:
(i) Products Corporation in revolving credit loans denominated in U.S. dollars;
(ii) Products Corporation in swing line loans denominated in U.S. dollars up to $30 million;
(iii) Products Corporation in standby and commercial letters of credit denominated in U.S. dollars and other currencies up to $60 million; and
(iv) Products Corporation and certain of its international subsidiaries designated from time to time in revolving credit loans and bankers’ acceptances denominated in U.S. dollars and other currencies.
     If the value of the eligible assets is not sufficient to support a $160 million borrowing base under the 2006 Revolving Credit Facility, Products Corporation will not have full access to the 2006 Revolving Credit Facility. Products Corporation’s ability to make borrowings under the 2006 Revolving Credit Facility is also conditioned upon the satisfaction of certain conditions precedent and Products Corporation’s compliance with other covenants in the 2006 Revolving Credit Facility, including a fixed charge coverage ratio that applies if and when the excess borrowing base (representing the difference between (1) the borrowing base under the 2006 Revolving Credit Facility and (2) the amounts outstanding under the 2006 Revolving Credit Facility) is less than $20.0 million.
     Borrowings under the 2006 Revolving Credit Facility (other than loans in foreign currencies) bear interest at a rate equal to, at Products Corporation’s option, either (i) the Eurodollar Rate plus 2.00% per annum or (ii) the Alternate Base Rate plus 1.00% per annum (reducing the applicable margins from 2.50% and 1.50% per annum, respectively, that were applicable under the previous 2004 Credit Agreement). Loans in foreign currencies bear interest in certain limited circumstances, or if mutually acceptable to Products Corporation and the relevant foreign lenders, at the Local Rate, and otherwise at the Eurocurrency Rate, in each case plus 2.00%. At December 31, 2007, the effective weighted average interest rate for borrowings under the 2006 Revolving Credit Facility was 7.5%.
     The 2006 Term Loan Facility consists of a $840 million term loan, which was drawn in full on the December 20, 2006 closing date, with the proceeds used to repay in full the approximately $798 million of outstanding term loans under the 2004 Credit Agreement (plus accrued interest of approximately $15.3 million and a pre-payment fee of approximately $8.0 million) and the remainder used to repay approximately $13.3 million of indebtedness outstanding under the 2006 Revolving Credit Facility, after paying fees and expenses related to the credit agreement refinancing.
     Under the 2006 Term Loan Facility, Eurodollar Loans bear interest at the Eurodollar Rate plus 4.00% per annum and Alternate Base Rate loans bear interest at the Alternate Base Rate plus 3.00% per annum (reducing the applicable margins from 6.00% and 5.00% per annum, respectively, that were applicable under the previous 2004 Credit Agreement). At December 31, 2007, the effective weighted average interest rate for borrowings under the 2006 Term Loan Facility was 9.2%. (See “Financial Condition, Liquidity and Capital Resouces – Interest Rate Swap Transaction”).
     The 2006 Credit Facilities are supported by, among other things, guarantees from Revlon, Inc. and, subject to certain limited exceptions, the domestic subsidiaries of Products Corporation. The obligations of Products Corporation under the 2006 Credit Facilities and the obligations under the guarantees are secured by, subject to certain limited exceptions, substantially all of the assets of Products Corporation and the subsidiary guarantors, including:
(i) mortgages on owned real property, including Products Corporation’s facility in Oxford, North Carolina and property in Irvington, New Jersey;
(ii) the capital stock of Products Corporation and the subsidiary guarantors and 66% of the capital stock of Products Corporation’s and the subsidiary guarantors’ first-tier foreign subsidiaries;
(iii) intellectual property and other intangible property of Products Corporation and the subsidiary guarantors; and
(iv) inventory, accounts receivable, equipment, investment property and deposit accounts of Products Corporation and the subsidiary guarantors.
     The liens on, among other things, inventory, accounts receivable, deposit accounts, investment property (other than the capital stock of Products Corporation and its subsidiaries), real property, equipment, fixtures and certain intangible property related thereto secure the 2006 Revolving Credit Facility on a first priority basis and the 2006 Term Loan Facility on a second priority basis. The liens on the capital stock of Products Corporation and its subsidiaries and intellectual property and certain other intangible property secure the 2006 Term Loan Facility on a first priority basis and the 2006 Revolving Credit Facility on a second priority basis. Such arrangements are set forth in the Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of December 20, 2006, by and among Products Corporation and the lenders (the ‘‘2006 Intercreditor Agreement’’). The 2006 Intercreditor Agreement also provides that the liens referred to above may be shared from time to time, subject to certain limitations, with specified types of other obligations incurred or guaranteed by Products Corporation, such as foreign exchange and interest rate hedging obligations (including the floating-to-fixed rate interest swap transaction which Products Corporation entered into in September 2007 – See “Financial Condition, Liquidity and Capital Resources – Interest Rate Swap Transaction”) and foreign working capital lines.
     Each of the 2006 Credit Facilities contains various restrictive covenants prohibiting Products Corporation and its subsidiaries from:
(i)	incurring additional indebtedness or guarantees, with certain exceptions;

(ii)	making dividend and other payments or loans to Revlon, Inc. or other affiliates, with certain exceptions, including among others,
(a)	exceptions permitting Products Corporation to pay dividends or make other payments to Revlon, Inc. to enable it to, among other things, pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal, accounting and insurance fees, regulatory fees, such as SEC filing fees, and other expenses related to being a public holding company,

(b)	subject to certain circumstances, to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under the Stock Plan (as hereinafter defined) and/or the payment of withholding taxes in connection with the vesting of restricted stock awards under such plan, and

(c)	subject to certain limitations, to pay dividends or make other payments to finance the purchase, redemption or other retirement for value by Revlon, Inc. of stock or other equity interests or equivalents in Revlon, Inc. held by any current or former director, employee or consultant in his or her capacity as such;
(iii)	creating liens or other encumbrances on Products Corporation’s or its subsidiaries’ assets or revenues, granting negative pledges or selling or transferring any of Products Corporation’s or its subsidiaries’ assets, all subject to certain limited exceptions;

(iv)	with certain exceptions, engaging in merger or acquisition transactions;

(v)	prepaying indebtedness and modifying the terms of certain indebtedness and specified material contractual obligations, subject to certain exceptions;

(vi)	making investments, subject to certain exceptions; and

(vii)	entering into transactions with affiliates of Products Corporation other than upon terms no less favorable to Products Corporation or its subsidiaries than it would obtain in an arms’ length transaction.
     In addition to the foregoing, the 2006 Term Loan Facility contains a financial covenant limiting Products Corporation’s senior secured leverage ratio (the ratio of Products Corporation’s Senior Secured Debt (excluding debt outstanding under the 2006 Revolving Credit Facility) to EBITDA, as each such term is defined in the 2006 Term Loan Facility) to 5.5 to 1.0 for each period of four consecutive fiscal quarters ending during the period from December 31, 2006 to September 30, 2008, which stepped down to 5.0 to 1.0 for each period of four consecutive fiscal quarters ending during the period from December 31, 2008 to the January 2012 maturity date of the 2006 Term Loan Facility.
     Under certain circumstances if and when the difference between (i) the borrowing base under the 2006 Revolving Credit Facility and (ii) the amounts outstanding under the 2006 Revolving Credit Facility is less than $20.0 million for a period of 30 consecutive days or more, the 2006 Revolving Credit Facility requires Products Corporation to maintain a consolidated fixed charge coverage ratio (the ratio of EBITDA minus Capital Expenditures to Cash Interest Expense for such period, as each such term is defined in the 2006 Revolving Credit Facility) of 1.0 to 1.0.
     The events of default under each 2006 Credit Facility include customary events of default for such types of agreements, including:
(i)	nonpayment of any principal, interest or other fees when due, subject in the case of interest and fees to a grace period;

(ii)	non-compliance with the covenants in such 2006 Credit Facility or the ancillary security documents, subject in certain instances to grace periods;

(iii)	the institution of any bankruptcy, insolvency or similar proceedings by or against Products Corporation, any of Products Corporation’s subsidiaries or Revlon, Inc., subject in certain instances to grace periods;

(iv)	default by Revlon, Inc. or any of its subsidiaries (A) in the payment of certain indebtedness when due (whether at maturity or by acceleration) in excess of $5.0 million in aggregate principal amount or (B) in the observance or performance of any other agreement or condition relating to such debt, provided that the amount of debt involved is in excess of $5.0 million in aggregate principal amount, or the occurrence of any other event, the effect of which default referred to in this subclause (iv) is to cause or permit the holders of such debt to cause the acceleration of payment of such debt;

(v)	in the case of the 2006 Term Loan Facility, a cross default under the 2006 Revolving Credit Facility, and in the case of the 2006 Revolving Credit Facility, a cross default under the 2006 Term Loan Facility;

(vi)	the failure by Products Corporation, certain of Products Corporation’s subsidiaries or Revlon, Inc., to pay certain material judgments;

(vii)	a change of control such that (A) Revlon, Inc. shall cease to be the beneficial and record owner of 100% of Products Corporation’s capital stock, (B) Ronald O. Perelman (or his estate, heirs, executors, administrator or other personal representative) and his or their controlled affiliates shall cease to ‘‘control’’ Products Corporation, and any other person or group or persons owns, directly or indirectly, more than 35% of the total voting power of Products Corporation, (C) any person or group of persons other than Ronald O. Perelman (or his estate, heirs, executors, administrator or other personal representative) and his or their controlled affiliates shall ‘‘control’’ Products Corporation or (D) during any period of two consecutive years, the directors serving on Products Corporation’s Board of Directors at the beginning of such period (or other directors nominated by at least 66 2/3% of such continuing directors) shall cease to be a majority of the directors;

(viii)	the failure by Revlon, Inc. to contribute to Products Corporation all of the net proceeds it receives from any other sale of its equity securities or Products Corporation’s capital stock, subject to certain limited exceptions;

(ix)	the failure of any of Products Corporation’s, its subsidiaries’ or Revlon, Inc.’s representations or warranties in any of the documents entered into in connection with the 2006 Credit Facility to be correct, true and not misleading in all material respects when made or confirmed;

(x)	the conduct by Revlon, Inc. of any meaningful business activities other than those that are customary for a publicly traded holding company which is not itself an operating company, including the ownership of meaningful assets (other than Products Corporation’s capital stock) or the incurrence of debt, in each case subject to limited exceptions;

(xi)	any M&F Lenders’ failure to fund any binding commitments by such M&F Lender under any agreement governing certain loans from the M&F Lenders (excluding the MacAndrews & Forbes Senior Subordinated Term Loan which was fully funded by MacAndrews & Forbes in February 2008); and

(xii)	the failure of certain of Products Corporation’s affiliates which hold Products Corporation’s or its subsidiaries’ indebtedness to be party to a valid and enforceable agreement prohibiting such affiliate from demanding or retaining payments in respect of such indebtedness.
     If Products Corporation is in default under the senior secured leverage ratio under the 2006 Term Loan Facility or the consolidated fixed charge coverage ratio under the 2006 Revolving Credit Facility, Products Corporation may cure such default by issuing certain equity securities to, or receiving capital contributions from, Revlon, Inc. and applying the cash therefrom which is deemed to increase EBITDA for the purpose of calculating the applicable ratio. This cure right may be exercised by Products Corporation two times in any four quarter period.
     Products Corporation was in compliance with all applicable covenants under the 2006 Credit Agreements as of December 31, 2007. At January 31, 2008, the 2006 Term Loan Facility was fully drawn and availability under the $160.0 million 2006 Revolving Credit Facility, based upon the calculated borrowing base less approximately $14.5 million of outstanding letters of credit and $10.0 million then drawn on the 2006 Revolving Credit Facility, was approximately $135.5 million.

2004 Consolidated MacAndrews & Forbes Line of Credit
     In July 2004, Products Corporation and MacAndrews & Forbes Inc. entered into a line of credit, with an initial commitment of $152.0 million, which was reduced to $87.0 million in July 2005 and reduced from $87.0 million to $50.0 million in January 2007 upon Revlon, Inc.’s consummation of the $100 Million Rights Offering (as amended, the “2004 Consolidated MacAndrews & Forbes Line of Credit”). No amounts were borrowed under the 2004 Consolidated MacAndrews & Forbes Line of Credit during 2007.
     Pursuant to a December 2006 amendment, upon consummation of the $100 Million Rights Offering, which was completed in January 2007, $50.0 million of the line of credit remained available to Products Corporation through January 31, 2008 on substantially the same terms (which line of credit would otherwise have terminated pursuant to its terms upon the consummation of the $100 Million Rights Offering). The 2004 Consolidated MacAndrews & Forbes Line of Credit expired in accordance with its terms on January 31, 2008. It was undrawn during its entire term.
     (See “Recent Developments” in Exhibit 99.1 describing Products Corporation’s full repayment of the balance of the 8 5/8% Senior Subordinated Notes in February 2008 using the proceeds of the new $170 million MacAndrews & Forbes Senior Subordinated Term Loan, as well as cash on hand to pay accrued and unpaid interest of approximately $7.2 million due on the 8 5/8% Senior Subordinated Notes).
2006 and 2007 Rights Offerings
     $110 Million Rights Offering
     In March 2006, Revlon, Inc. completed the $110 Million Rights Offering which allowed each stockholder of record of Revlon, Inc.’s Class A and Class B Common Stock as of the close of business on February 13, 2006, the record date set by Revlon, Inc.’s Board of Directors, to purchase additional shares of Class A Common Stock. The subscription price for each share of Class A Common Stock purchased in the $110 Million Rights Offering, including shares purchased in the private placement by MacAndrews & Forbes, was $28.00 per share (as adjusted for the September 2008 1-for-10 reverse stock split). Upon completing the $110 Million Rights Offering, Revlon, Inc. promptly transferred the net proceeds to Products Corporation, which it used to redeem $109.7 million aggregate principal amount of its 8 5/8% Senior Subordinated Notes in satisfaction of the applicable requirements under the 2004 Credit Agreement, at an aggregate redemption price of $111.8 million, including $2.1 million of accrued and unpaid interest up to, but not including, the redemption date. (See “Recent Developments” in Exhibit 99.1 regarding Products Corporation’s full repayment of the balance of the 8 5/8% Senior Subordinated Notes upon maturity on February 1, 2008).
     In completing the $110 Million Rights Offering, Revlon, Inc. issued an additional 3,928,571 shares of its Class A Common Stock (as adjusted for the September 2008 1-for-10 reverse stock split), including 1,588,566 shares subscribed for by public shareholders (other than MacAndrews & Forbes) and 2,340,005 shares issued to MacAndrews & Forbes in a private placement directly from Revlon, Inc. pursuant to a Stock Purchase Agreement between Revlon, Inc. and MacAndrews & Forbes, dated as of February 17, 2006. The shares issued to MacAndrews & Forbes represented the number of shares of Revlon, Inc.’s Class A Common Stock that MacAndrews & Forbes would otherwise have been entitled to purchase pursuant to its basic subscription privilege in the $110 Million Rights Offering (which was approximately 60% of the shares of Revlon, Inc.’s Class A Common Stock offered in the $110 Million Rights Offering).
     $100 Million Rights Offering
          In December 2006, Revlon, Inc. launched the $100 Million Rights Offering, which it completed in January 2007. The $100 Million Rights Offering allowed each stockholder of record of Revlon, Inc.’s Class A and Class B Common Stock as of the close of business on December 11, 2006, the record date set by Revlon, Inc.’s Board of Directors, to purchase additional shares of Class A Common Stock. The subscription price for each share of Class A Common Stock purchased in the $100 Million Rights Offering, including shares purchased in the private placement by MacAndrews & Forbes, was $10.50 per share (as adjusted for the September 2008 1-for-10 reverse stock split).
     In completing the $100 Million Rights Offering, Revlon, Inc. issued an additional 9,523,809 shares of its Class A Common Stock (as adjusted for the September 2008 1-for-10 reverse stock split), including 3,784,747 shares subscribed for by public shareholders (other than MacAndrews & Forbes) and 5,739,062 shares issued to MacAndrews & Forbes in a private placement directly from Revlon, Inc. pursuant to a Stock Purchase

Agreement between Revlon, Inc. and MacAndrews & Forbes, dated as of December 18, 2006. The shares issued to MacAndrews & Forbes represented the number of shares of Revlon, Inc.’s Class A Common Stock that MacAndrews & Forbes would otherwise have been entitled to purchase pursuant to its basic subscription privilege in the $100 Million Rights Offering (which was approximately 60% of the shares of Revlon, Inc.’s Class A Common Stock offered in the $100 Million Rights Offering).
     2007 Refinancing Transactions
          Upon completing, in January 2007, the $100 Million Rights Offering launched in December 2006, Revlon, Inc. promptly transferred the net proceeds to Products Corporation, which it used in February 2007 to redeem $50.0 million aggregate principal amount of its 8 5/8% Senior Subordinated Notes at an aggregate redemption price of $50.3 million, including $0.3 million of accrued and unpaid interest up to, but not including, the redemption date. Products Corporation used the remainder of such proceeds in January 2007 to repay approximately $43.3 million of indebtedness outstanding under Products Corporation’s 2006 Revolving Credit Facility, without any permanent reduction of that commitment, after incurring fees and expenses of approximately $1.1 million incurred in connection with the $100 Million Rights Offering, with approximately $5 million of the remaining net proceeds being available for general corporate purposes.
     (See “Recent Developments” in Exhibit 99.1 regarding Products Corporation’s full repayment of the balance of the 8 5/8% Senior Subordinated Notes upon maturity on February 1, 2008).
Interest Rate Swap Transaction
     In September 2007, Products Corporation executed a floating-to-fixed interest rate swap transaction with a notional amount of $150.0 million over a period of two years relating to indebtedness under Products Corporation’s 2006 Term Loan Facility. The Company designated this interest rate swap transaction as a cash flow hedge of the variable interest rate payments on Products Corporation’s 2006 Term Loan Facility. Under the terms of the interest rate swap transaction, Products Corporation is required to pay to the counterparty a quarterly fixed interest rate of 4.692% on the $150.0 million notional amount commencing in December 2007, while receiving a variable interest rate payment from the counterparty equal to three-month U.S. dollar LIBOR. While the Company is exposed to credit loss in the event of the counterparty’s non-performance, if any, the Company’s exposure is limited to the net amount that Products Corporation would have received over the remaining balance of the transaction’s two-year term. Given that the counterparty to the interest rate swap transaction is a major financial institution, the Company does not anticipate any non-performance and, furthermore, even in the case of any non-performance by the counterparty, the Company expects that any such loss would not be material. The fair value of Products Corporation’s interest rate swap transaction was $(2.2) million at December 31, 2007.
Sources and Uses
     The Company’s principal sources of funds are expected to be operating revenues, cash on hand and funds available for borrowing under the 2006 Revolving Credit Agreement and other permitted lines of credit. The 2006 Credit Agreements, the MacAndrews & Forbes Senior Subordinated Term Loan Agreement and the indenture governing Products Corporation’s 9 1/2% Senior Notes contain certain provisions that by their terms limit Products Corporation and its subsidiaries’ ability to, among other things, incur additional debt.
     The Company’s principal uses of funds are expected to be the payment of operating expenses, including expenses in connection with the continued execution of the Company’s business strategy, purchases of permanent wall displays, capital expenditure requirements, payments in connection with the Company’s restructuring programs (including, without limitation, the Company’s 2006 Programs, the 2007 Programs and prior programs), executive severance not otherwise included in the Company’s restructuring programs, debt service payments and costs and regularly scheduled pension and post-retirement benefit plan contributions. The Company’s cash contributions to its pension and post-retirement benefit plans were approximately $38 million in 2007 and the Company expects them to be approximately $13 million in 2008. The Company’s purchases of permanent wall displays and capital expenditures in 2007 were approximately $50 million and $20 million, respectively. The Company expects purchases of permanent wall displays and capital expenditures in 2008 to be approximately $55 million and $25 million, respectively. See “Restructuring Costs, Net” above in this Exhibit 99.4 for a discussion of the Company’s expected uses of funds in connection with its various restructuring programs.

     The Company has undertaken, and continues to assess, refine and implement, a number of programs to efficiently manage its cash and working capital including, among other things, programs to carefully manage inventory levels, centralized purchasing to secure discounts and efficiencies in procurement, and providing additional discounts to U.S. customers for more timely payment of receivables and careful management of accounts payable and targeted controls on general and administrative spending.
     Continuing to execute the Company’s business strategy could include taking advantage of additional opportunities to reposition, repackage or reformulate one or more brands or product lines, launching additional new products, acquiring businesses or brands, further refining the Company’s approach to retail merchandising and/or taking further actions to optimize its manufacturing, sourcing and organizational size and structure. Any of these actions, whose intended purpose would be to create value through profitable growth, could result in the Company making investments and/or recognizing charges related to executing against such opportunities.
     The Company expects that operating revenues, cash on hand and funds available for borrowing under the 2006 Revolving Credit Agreement and other permitted lines of credit will be sufficient to enable the Company to cover its operating expenses for 2008, including cash requirements in connection with the payment of operating expenses, including expenses in connection with the execution of the Company’s business strategy, purchases of permanent wall displays, capital expenditure requirements, payments in connection with the Company’s restructuring programs (including, without limitation, the Company’s 2006 Programs, the 2007 Program and prior programs), executive severance not otherwise included in the Company’s restructuring programs, debt service payments and costs and regularly scheduled pension and post-retirement plan contributions.
     However, there can be no assurance that such funds will be sufficient to meet the Company’s cash requirements on a consolidated basis. If the Company’s anticipated level of revenue growth is not achieved because of, for example, decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category in the mass retail channel, adverse changes in currency, decreased sales of the Company’s products as a result of increased competitive activities from the Company’s competitors, changes in consumer purchasing habits, including with respect to shopping channels, retailer inventory management, retailer space reconfiguration or reductions in retailer display space, less than anticipated results from the Company’s existing or new products or from its advertising and/or marketing plans, or if the Company’s expenses, including, without limitation, for advertising and promotions or for returns related to any reduction of retail space, product discontinuances or otherwise, exceed the anticipated level of expenses, the Company’s current sources of funds may be insufficient to meet the Company’s cash requirements.
     In the event of a decrease in demand for the Company’s products, reduced sales, lack of increases in demand and sales, changes in consumer purchasing habits, including with respect to shopping channels, retailer inventory management, retailer space reconfigurations or reductions in retailer display space, product discontinuances and/or advertising and promotion expenses or returns expenses exceeding its expectations or less than anticipated results from the Company’s existing or new products or from its advertising and/or marketing plans, any such development, if significant, could reduce Products Corporation’s revenues and could adversely affect Products Corporation’s ability to comply with certain financial covenants under the 2006 Credit Agreements and in such event the Company could be required to take measures, including, among other things, reducing discretionary spending.
     (See Item 1A of the 2007 Form 10-K, “Risk Factors — The Company’s ability to service its debt and meet its cash requirements depends on many factors, including achieving anticipated levels of revenue and expenses. If such revenue or expense levels prove to be other than as anticipated, the Company may be unable to meet its cash requirements or Products Corporation may be unable to meet the requirements of the financial covenants under the 2006 Credit Agreements, which could have a material adverse effect on the Company’s business, financial condition and/or results of operations”; “— The Company may be unable to increase its sales through the Company’s primary distribution channels, which could reduce the Company’s net sales and have a material adverse effect on the Company’s business, financial condition and/or results of operations”; and “— Restrictions and covenants in Products Corporation’s debt agreements limit its ability to take certain actions and impose consequences in the event of failure to comply”).
     If the Company is unable to satisfy its cash requirements from the sources identified above or comply with its debt covenants, the Company could be required to adopt one or more of the following alternatives:
•	delaying the implementation of or revising certain aspects of the Company’s business strategy;

•	reducing or delaying purchases of wall displays or advertising or promotional expenses;

•	reducing or delaying capital spending;

•	delaying, reducing or revising the Company’s restructuring programs;

•	restructuring Products Corporation’s indebtedness;

•	selling assets or operations;

•	seeking additional capital contributions and/or loans from MacAndrews & Forbes, the Company’s other affiliates and/or third parties;

•	selling additional Revlon, Inc. equity securities or debt securities of Revlon, Inc. or Products Corporation; or

•	reducing other discretionary spending.
     There can be no assurance that the Company would be able to take any of the actions referred to above because of a variety of commercial or market factors or constraints in Products Corporation’s debt instruments, including, without limitation, market conditions being unfavorable for an equity or debt issuance, additional capital contributions and/or loans not being available from affiliates and/or third parties, or that the transactions may not be permitted under the terms of Products Corporation’s various debt instruments then in effect, such as due to restrictions on the incurrence of debt, incurrence of liens, asset dispositions and related party transactions. In addition, such actions, if taken, may not enable the Company to satisfy its cash requirements or enable Products Corporation to comply with its debt covenants if the actions do not generate a sufficient amount of additional capital. (See Item 1A of the 2007 Form 10-K, “Risk Factors”, for further discussion of risks associated with the Company’s business).
     Revlon, Inc., as a holding company, will be dependent on the earnings and cash flow of, and dividends and distributions from, Products Corporation to pay its expenses and to pay any cash dividend or distribution on Revlon, Inc.’s Class A Common Stock that may be authorized by Revlon, Inc.’s Board of Directors. The terms of the 2006 Credit Agreements, the MacAndrews & Forbes Senior Subordinated Term Loan Agreement and the indenture governing Products Corporation’s 9 1/2% Senior Notes generally restrict Products Corporation from paying dividends or making distributions, except that Products Corporation is permitted to pay dividends and make distributions to Revlon, Inc. to enable Revlon, Inc., among other things, to pay expenses incidental to being a public holding company, including, among other things, professional fees, such as legal, accounting and insurance fees, regulatory fees, such as SEC filing fees, and other expenses related to being a public holding company and, subject to certain limitations, to pay dividends or make distributions in certain circumstances to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under the Third Amended and Restated Revlon, Inc. Stock Plan (the “Stock Plan”).
     As a result of dealing with suppliers and vendors in a number of foreign countries, Products Corporation enters into foreign currency forward exchange contracts and option contracts from time to time to hedge certain cash flows denominated in foreign currencies. There were foreign currency forward exchange contracts with a notional amount of $23.6 million outstanding at December 31, 2007. The fair value of foreign currency forward exchange contracts outstanding at December 31, 2007 was $(0.3) million.

Disclosures about Contractual Obligations and Commercial Commitments
     The following table aggregates all contractual commitments and commercial obligations that affect the Company’s financial condition and liquidity position as of December 31, 2007:

	Payments Due by Period
	(dollars in millions)
		Less than			After 5
Contractual Obligations	Total	1 year	1-3 years	3-5 years	years
Long-term Debt, including Current Portion (a)	$1,441.4	$173.9	$17.1	$1,250.4	$—
Interest on Long-term Debt (b)	455.2	124.2	231.4	99.6	—
Capital Lease Obligations	3.4	1.4	1.8	0.2	—
Operating Leases	89.8	15.2	26.0	22.8	25.8
Purchase Obligations (c)	50.6	50.6	—	—	—
Other Long-term Obligations (d)	15.8	15.2	0.6	—	—

Total Contractual Cash Obligations	$2,056.2	$380.5	$276.9	$1,373.0	$25.8

(a)	Includes approximately $167.4 million of aggregate principal amount of Products Corporation’s 8 5/8% Senior Subordinated Notes which was repaid upon maturity on February 1, 2008 with the proceeds of the MacAndrews & Forbes Senior Subordinated Term Loan. Does not include the $170 million aggregate principal amount outstanding under the MacAndrews & Forbes Senior Subordinated Term Loan Agreement which Products Corporation entered into in January 2008, which is due in August 2009, and which was drawn in full on the February 1, 2008 repayment of the 8 5/8% Senior Subordinated Notes since it was not outstanding at December 31, 2007. (See “Recent Developments” in Exhibit 99.1 regarding Products Corporation’s full repayment of the balance of the 8 5/8% Senior Subordinated Notes upon maturity on February 1, 2008 using the proceeds of the MacAndrews & Forbes Senior Subordinated Term Loan, as well as cash on hand to pay accrued and unpaid interest of approximately $7.2 million due on the 8 5/8% Senior Subordinated Notes).

(b)	Consists of interest primarily on the 9 1/2% Senior Notes and on the $840 million term loan under the 2006 Term Loan Facility through the respective maturity dates based upon assumptions regarding the amount of debt outstanding under the 2006 Credit Agreements and assumed interest rates. In addition, this amount reflects the impact of the September 2007 interest rate swap transaction covering $150 million notional amount under the 2006 Term Loan Facility, which resulted in an effective weighted average interest rate of 9.2% on the 2006 Term Loan Facility as of December 31, 2007. (See “Financial Condition, Liquidity and Capital Resources – Interest Rate Swap Transaction”). Does not include interest on the $170 million aggregate principal amount outstanding under the MacAndrews & Forbes Senior Subordinated Term Loan Agreement which Products Corporation entered into in January 2008 and which was drawn in full on the February 1, 2008 repayment of the balance of the 8 5/8% Senior Subordinated Notes. The MacAndrews & Forbes Senior Subordinated Term Loan matures on August 1, 2009 and bears interest at an annual rate of 11%, which is payable in arrears in cash on March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 2008. (See “Recent Developments” in Exhibit 99.1 regarding Products Corporation’s full repayment of the balance of the 8 5/8% Senior Subordinated Notes upon maturity on February 1, 2008).

(c)	Consists of purchase commitments for finished goods, raw materials, components and services pursuant to enforceable and legally binding obligations which include all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transactions.

(c)	Consists primarily of obligations related to advertising contracts. Such amounts exclude employment agreements, severance and other contractual commitments, which severance and other contractual commitments related to restructuring are discussed under “Restructuring Costs”.
Off-Balance Sheet Transactions
     The Company does not maintain any off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others that are reasonably likely to have a material current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Discussion of Critical Accounting Policies
     In the ordinary course of its business, the Company has made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of its financial statements in conformity with accounting principles generally accepted in the U.S. Actual results could differ significantly from those estimates and assumptions. The Company believes that the following discussion addresses the Company’s most critical accounting policies, which are those that are most important to the portrayal of the Company’s financial condition and results and require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.
Sales Returns:
     The Company allows customers to return their unsold products when they meet certain company-established criteria as outlined in the Company’s trade terms. The Company regularly reviews and revises, when deemed necessary, the Company’s estimates of sales returns based primarily upon actual returns, planned product discontinuances and promotional sales, which would permit customers to return items based upon the Company’s trade terms. The Company records estimated sales returns as a reduction to sales and cost of sales, and an increase in accrued liabilities and inventories.
     Returned products, which are recorded as inventories, are valued based upon the amount that the Company expects to realize upon their subsequent disposition. The physical condition and marketability of the returned products are the major factors the Company considers in estimating realizable value. Cost of sales includes the cost of refurbishment of returned products. Actual returns, as well as realized values on returned products, may differ significantly, either favorably or unfavorably, from the Company’s estimates if factors such as product discontinuances, customer inventory levels or competitive conditions differ from the Company’s estimates and expectations and, in the case of actual returns, if economic conditions differ significantly from the Company’s estimates and expectations.
Trade Support Costs:
     In order to support the retail trade, the Company has various performance-based arrangements with retailers to reimburse them for all or a portion of their promotional activities related to the Company’s products. The Company regularly reviews and revises, when deemed necessary, estimates of costs to the Company for these promotions based on estimates of what has been incurred by the retailers. Actual costs incurred by the Company may differ significantly if factors such as the level and success of the retailers’ programs, as well as retailer participation levels, differ from the Company’s estimates and expectations.
Inventories:
     Inventories are stated at the lower of cost or market value. Cost is principally determined by the first-in, first-out method. The Company records adjustments to the value of inventory based upon its forecasted plans to sell its inventories, as well as planned discontinuances. The physical condition (e.g., age and quality) of the inventories is also considered in establishing its valuation. These adjustments are estimates, which could vary significantly, either favorably or unfavorably, from the amounts that the Company may ultimately realize upon the disposition of inventories if future economic conditions, customer inventory levels, product discontinuances, return levels or competitive conditions differ from the Company’s estimates and expectations.
Property, Plant and Equipment and Other Assets:
     Property, plant and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of such assets. Changes in circumstances such as technological advances, changes to the Company’s business model, changes in the planned use of fixtures or software or closing of facilities or changes in the Company’s capital strategy can result in the actual useful lives differing from the Company’s estimates.
     Included in other assets are permanent wall displays, which are recorded at cost and amortized on a straight-line basis over the estimated useful lives of such assets. In the event of product discontinuances, from time to time the Company may accelerate the amortization of related permanent wall displays based on the estimated remaining useful life of the asset. Intangibles other than goodwill are recorded at cost and amortized on a straight-line basis over the estimated useful lives of such assets.

     Long-lived assets, including fixed assets, permanent wall displays and intangibles other than goodwill, are reviewed by the Company for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. If the undiscounted cash flows (excluding interest) from the use and eventual disposition of the asset is less than the carrying value, the Company recognizes an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. The estimate of undiscounted cash flow is based upon, among other things, certain assumptions about expected future operating performance.
     The Company’s estimates of undiscounted cash flow may differ from actual cash flow due to, among other things, technological changes, economic conditions, changes to its business model or changes in its operating performance. In those cases where the Company determines that the useful life of other long-lived assets should be shortened, the Company would depreciate the net book value in excess of the salvage value (after testing for impairment as described above), over the revised remaining useful life of such asset, thereby increasing amortization expense. Additionally, goodwill is reviewed for impairment at least annually. The Company recognizes an impairment loss to the extent that carrying value exceeds the fair value of the asset.
Pension Benefits:
     The Company sponsors both funded and unfunded pension and other retirement plans in various forms covering employees who meet the applicable eligibility requirements. The Company uses several statistical and other factors in an attempt to estimate future events in calculating the liability and expense related to the plans. These factors include assumptions about the discount rate, expected return on plan assets and rate of future compensation increases as determined annually by the Company, within certain guidelines, which assumptions would be subject to revisions if significant events occur during the year. The Company uses December 31st as its measurement date for plan obligations and assets.
     The Company selected a weighted-average discount rate of 6.24% in 2007, representing an increase from the 5.75% rate selected in 2006 for the Company’s U.S. pension plans. The Company selected an average discount rate for the Company’s international plans of 5.7% in 2007, representing an increase from the 5.0% average discount rate selected in 2006. The discount rates are used to measure the benefit obligations at the measurement date and the net periodic benefit cost for the subsequent calendar year and are reset annually using data available at the measurement date. The changes in the discount rates used for 2007 were primarily due to increasing long-term interest rates during 2007. At December 31, 2007, the increase in the discount rates had the effect of decreasing the Company’s projected pension benefit obligation by approximately $37 million. For fiscal 2008, the Company expects that increases in the discount rates will have the effect of decreasing the net periodic benefit cost for its U.S. and international plans by approximately $4 million.
     For the Company’s U.S. pension plans, the expected rate of return on the pension plan assets used in 2007 and in 2006 was 8.5%. The average expected rate of return used for the Company’s international plans in 2007 and in 2006 was 6.7%.
     The table below reflects the Company’s estimates of the possible effects of changes in the discount rates and expected rates of return on its 2008 net periodic benefit costs and its projected benefit obligation at December 31, 2007 for the Company’s principal plans:

	Effect of		Effect of
	25 basis points increase		25 basis points decrease
		Projected		Projected
		pension		pension
	Net periodic	benefit	Net periodic	benefit
	benefit costs	obligation	benefit costs	obligation
Discount rate	$(1.9)	$(17.6)	$2.3	$15.5
Expected rate of return	(1.8)	(0.6)	1.0	—
     The rate of future compensation increases is another assumption used by the Company’s third party actuarial consultants for pension accounting. The rate of future compensation increases used in 2007 and in 2006 remained unchanged at 4.0% for the U.S. pension plans. In addition, the Company’s actuarial consultants also use other factors such as withdrawal and mortality rates. The actuarial assumptions used by the Company may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants, among other things. Differences from these assumptions could significantly impact the actual amount of net periodic benefit cost and liability recorded by the Company.

Stock-Based Compensation:
     Prior to January 1, 2006, the Company applied the intrinsic value method as outlined in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and related interpretations in accounting for stock options granted under the Company’s Stock Plan, which provides for the issuance of awards of stock options, stock appreciation rights, restricted or unrestricted stock and restricted stock units to eligible employees and directors of Revlon, Inc. and its affiliates, including Products Corporation.
     Under the intrinsic value method, no compensation expense was recognized in fiscal periods ended prior to January 1, 2006 if the exercise price of the Company’s employee stock options equaled the market price of Revlon, Inc.’s Class A Common Stock on the date of the grant. Since all options granted under Revlon, Inc.’s Stock Plan had an exercise price equal to the market value of the underlying Revlon, Inc. Class A Common Stock on the date of grant, no compensation expense was recognized in the accompanying consolidated statements of operations for the fiscal periods ended on or before December 31, 2005 on stock options granted to employees.
     Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”). This statement replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and supersedes APB No. 25. SFAS No. 123(R) requires that effective for fiscal periods ending after December 31, 2005, all stock-based compensation be recognized as an expense, net of the effect of expected forfeitures, in the financial statements and that such expense be measured at the fair value of the Company’s stock-based awards and generally recognized over the grantee’s required service period.
     The Company uses the modified prospective method of application, which requires recognition of compensation expense on a prospective basis. Therefore, the Company’s financial statements for fiscal periods ended on or before December 31, 2005 have not been restated to reflect compensation expense in respect of awards of stock options under the Stock Plan. Under this method, in addition to reflecting compensation expense for new share-based awards granted on or after January 1, 2006, expense is also recognized to reflect the remaining service period (generally, the vesting period of the award) of awards that had been included in the Company’s pro forma disclosures in fiscal periods ended on or before December 31, 2005.
     SFAS No. 123(R) also requires that excess tax benefits related to stock option exercises be reflected as financing cash inflows instead of operating cash inflows. For 2007, no adjustments have been made to the Company’s cash flow statement, as any excess tax benefits that would have been realized have been fully provided for, given the Company’s historical losses and deferred tax valuation allowance.
     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model based on the weighted-average assumptions listed in Note 13 to the Consolidated Financial Statements. Expected volatilities are based on the daily historical volatility of the NYSE closing stock price of Revlon, Inc.’s Class A Common Stock, over the expected life of the option. The expected life of the option represents the period of time that options granted are expected to be outstanding, which the Company calculates using a formula based on the vesting term and the contractual life of the respective option. The risk-free interest rate for periods during the expected life of the option is based upon the rate in effect at the time of the grant on a zero coupon U.S. Treasury bill for periods approximating the expected life of the option.
     If factors change and the Company employs different assumptions in the application of SFAS No. 123(R) in future periods, the compensation expense that the Company records under SFAS No. 123(R) may differ significantly from what has been recorded in the current period. In addition, judgment is also required in estimating the amount of share-based awards that are expected to be forfeited. If actual results differ significantly from these estimates, stock-based compensation expense and the Company’s results of operations could be materially impacted.
Recent Accounting Pronouncements
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement clarifies the definition of fair value of assets and liabilities, establishes a framework for measuring fair value of assets and liabilities, and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company will adopt the provisions of SFAS No. 157 effective as of January 1, 2008 and expects that its adoption will not have a material impact on its results of operations or financial condition.

     In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statement Nos. 87, 88, 106, and 132(R)” (“SFAS No. 158”). SFAS No. 158 is intended by FASB to improve financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit post-retirement plan (other than a multi-employer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 is also intended by the FASB to improve financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. As of December 31, 2006, the Company had adopted the requirements of SFAS No. 158 that requires an employer that sponsors one or more single-employer defined benefit plans to:
a.	Recognize the funded status of a benefit plan – measured as the difference between plan assets at fair value (with limited exceptions) and the benefit obligation – in its statement of financial position. For a pension plan, the benefit obligation is the projected benefit obligation; for any other post-retirement benefit plan, such as a retiree health care plan, the benefit obligation is the accumulated post-retirement benefit obligation;

b.	Recognize as a component of other comprehensive income (loss), net of tax, the gains or losses recognized and prior service costs or credits that arise during the year but are not recognized in net income (loss) as components of net periodic benefit cost pursuant to FASB Statement No. 87, “Employers’ Accounting for Pensions”, or No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”. Amounts recognized in accumulated other comprehensive income (loss), including the gains or losses, prior service costs or credits, and the transition assets or obligations remaining from the initial application of Statements Nos. 87 and 106, are adjusted as they are subsequently recognized as components of net periodic benefit cost pursuant to the recognition and amortization provisions of Statements Nos. 87 and 106; and

c.	Disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from the delayed recognition of the gains or losses, prior service costs or credits, and transition assets or obligations.
     As of January 1, 2007, the Company adopted the requirement to measure defined benefit plan assets and obligations as of the date of the Company’s fiscal year ending December 31, 2007, rather than using a September 30th measurement date. (See Note 11 “Savings Plan, Pension and Post-Retirement Benefits” to the Consolidated Financial Statements in Exhibit 99.5 for further discussion of the impact of adopting the measurement date provision of SFAS No. 158 on the Company’s results of operations or financial condition.)
Inflation
     The Company’s costs are affected by inflation and the effects of inflation may be experienced by the Company in future periods. Management believes, however, that such effects have not been material to the Company during the past three years in the U.S. and in foreign non-hyperinflationary countries. The Company operates in certain countries around the world, such as Argentina, Venezuela and Mexico, which have in the past experienced hyperinflation. In hyperinflationary foreign countries, the Company attempts to mitigate the effects of inflation by increasing prices in line with inflation, where possible, and efficiently managing its costs and working capital levels.
Subsequent Events
     See “Part I, Item 1 in Exhibit 99.1—Recent Developments.”
Forward Looking Statements
     This Form 8-K, as well as other public documents and statements of the Company, contain forward-looking statements that involve risks and uncertainties, which are based on the beliefs, expectations, estimates, projections, forecasts, plans, anticipations, targets, outlooks, initiatives, visions, objectives, strategies, opportunities, drivers and intents of the Company’s management. While the Company believes that its estimates and assumptions are reasonable, the Company cautions that it is very difficult to predict the impact of known factors, and, of course, it is impossible for the Company to anticipate all factors that could affect its results. The Company’s actual results may differ materially from those discussed in such forward-looking statements. Such statements include, without limitation, the Company’s expectations and estimates (whether qualitative or quantitative) as to:
(i)	the Company’s future financial performance;

(ii)	the effect on sales of decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category in the mass retail channel; adverse changes in currency; decreased sales of the Company’s products as a result of increased competitive activities by the Company’s competitors, changes in consumer purchasing habits, including, with respect to shopping channels; retailer inventory management; retailer space reconfiguration or reductions in retailer display space; less than anticipated results from the Company’s existing or new products or from its advertising and/or marketing plans; or if the Company’s expenses, including, without limitation, for advertising and promotions or for returns related to any reduction of retail space, product discontinuances or otherwise, exceed anticipated level of expenses;

(iii)	the Company’s belief that the continued execution of its business strategy could include taking advantage of additional opportunities to reposition, repackage or reformulate one or more of its brands or product lines, launching additional new products, acquiring businesses or brands, further refining its approach to retail merchandising and/or taking further actions to optimize its manufacturing, sourcing and organizational size and structure, any of which, whose intended purpose would be to create value through profitable growth, could result in the Company making investments and/or recognizing charges related to executing against such opportunities;

(iv)	the Company’s expectations regarding the continued execution of its business strategy, including (a) building and leveraging its brands, particularly the Revlon brand, across the categories in which it competes, including, in addition to Revlon and Almay brand color cosmetics, seeking to drive growth in other beauty care categories, including women’s hair color, beauty tools and anti-perspirants/deodorants by developing and sustaining an innovative pipeline of new products and managing the Company’s product portfolio with the objective of profitable net sales growth over time, including: 1) fully utilizing the Company’s creative, marketing and research and development capabilities; 2) reinforcing clear, consistent brand positioning through effective, innovative advertising and promotion; and 3) working with the Company’s retail customers to continue to increase the effectiveness of its in-store marketing, promotion and display walls across the categories in which it competes, including the Company’s belief that it has created a comprehensive, long-term portfolio strategy, that the Company will accelerate new product development, produce effective creative and provide clear lines of communication, responsibility and accountability with its new integrated organizational structure in the U.S., and that for 2008 the Company’s extensive lineup of Revlon and Almay color cosmetics will offer additional and significant new products and innovations within the Revlon and Almay portfolios; (b) improving the execution of its strategies and plans and continuing to build its organizational capability primarily through a focus on recruitment and retention of skilled people, providing opportunities for professional development, as well as new and expanded responsibilities and roles for employees who have demonstrated capability and rewarding the Company’s employees for success, including the Company’s belief that it has strengthened its U.S. marketing and sales organization with the creation of its U.S. region and by recruiting talented and experienced executives within marketing, product development and sales; (c) continuing to strengthen its international business further by (i) focusing the Revlon brand and the Company’s other strong national and multi-national brands in key countries; (ii) leveraging the Company’s Revlon and Almay brand marketing worldwide; (iii) adapting the Company’s product portfolio to local consumer preferences and trends; (iv) structuring the most effective business model in each country; and (v) strategically allocating resources and controlling costs; (d) capitalizing on opportunities to improve operating profit margins and cash flow over time, including by reducing sales returns, costs of goods sold and general and administrative expenses and improving working capital management (in each case as a percentage of net sales), and continuing to focus on improving net sales growth; and (e) continuing to improve its capital structure;

(v)	the Company’s belief that its rigorous process for the continuous development and evaluation of new product concepts, formed in 2007 and led by senior executives in marketing, sales, product development, operations and finance, has improved the Company’s new product commercialization process, created a comprehensive, long-term portfolio strategy and will optimize the Company’s ability to regularly bring to market its innovative new product offerings and manage the Company’s product portfolio for profitable growth over time;

(vi)	the Company’s plans to fully focus its efforts on building and leveraging its established brands particularly its Revlon brand;

(vii)	restructuring activities, restructuring costs, the timing of restructuring payments and the cost base reductions and other benefits from such activities;

(viii)	the Company’s expectation that operating revenues, cash on hand and funds available for borrowing under Products Corporation’s 2006 Revolving Credit Agreement and other permitted lines of credit will be sufficient to enable the Company to cover its operating expenses for 2008, including cash requirements referred to in item (ix) below;

(ix)	the Company’s expected sources of funds, including operating revenues, cash on hand and funds available for borrowing under Products Corporation’s 2006 Revolving Credit Agreement and other permitted lines of credit, as well as the availability of funds from restructuring indebtedness, selling assets or operations, capital contributions and/or loans from MacAndrews & Forbes or the Company’s other affiliates and/or third parties and/or the sale of additional equity securities of Revlon, Inc. or additional debt securities of Revlon, Inc. or Products Corporation;

(x)	the Company’s expected uses of funds, including amounts required for the payment of operating expenses, including expenses in connection with the continued execution of the Company’s business strategy, payments in connection with the Company’s purchases of permanent wall displays, capital expenditure requirements, restructuring programs (including, without limitation, the 2006 Programs, the 2007 Programs and prior programs), executive severance not otherwise included in the Company’s restructuring programs, debt service payments and costs and regularly scheduled pension and post-retirement benefit plan contributions, and its estimates of operating expenses, the amount and timing of restructuring costs, executive severance, debt service payments (including payments required under Products Corporation’s debt instruments), cash contributions to the Company’s pension plans and post-retirement benefit plans, purchases of permanent wall displays and capital expenditures;

(xi)	matters concerning the Company’s market-risk sensitive instruments, including the floating-to-fixed interest rate swap transaction that Products Corporation entered into in September 2007 and the Company’s expectation that such transaction will offset the effects of floating interest rates by hedging against fluctuations in variable interest rate payments on $150 million notional amount of Products Corporation’s long-term debt under its 2006 Term Loan Facility, as well as the Company’s expectations as to the counterparty’s performance, including that any loss arising from the non-performance by the counterparty would not be material;

(xii)	the expected effects of the Company’s adoption of certain accounting principles; and

(xiii)	the Company’s plan to efficiently manage its cash and working capital, including, among other things, by carefully managing inventory levels, centralized purchasing to secure discounts and efficiencies in procurement, and providing additional discounts to U.S. customers for more timely payment of receivables and carefully managing accounts payable and targeted controls on general and administrative spending.
     Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language such as “estimates,” “objectives,” “visions,” “projects,” “forecasts,” “focus,” “drive towards,” “plans,” “targets,” “strategies,” “opportunities,” “drivers,” “believes,” “intends,” “outlooks,” “initiatives,” “expects,” “scheduled to,” “anticipates,” “seeks,” “may,” “will,” or “should” or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategies, targets, models or intentions. Forward-looking statements speak only as of the date they are made, and except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
     Investors are advised, however, to consult any additional disclosures the Company made or may make in its Quarterly Reports on Form
10-Q or Current Reports on Form 8-K, filed with the SEC in 2008 (which, among other places, can be found on the SEC’s website at http://www.sec.gov, as well as on the Company’s website at

www.revloninc.com). The information available from time to time on such websites shall not be deemed incorporated by reference into this Form 8-K. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. In addition to factors that may be described in the Company’s filings with the SEC, including this filing, the following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by the Company:
(i)	unanticipated circumstances or results affecting the Company’s financial performance, including decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category in the mass retail channel; changes in consumer preferences, such as reduced consumer demand for the Company’s color cosmetics and other current products, including new product launches; changes in consumer purchasing habits, including with respect to shopping channels; lower than expected retail customer acceptance or consumer acceptance of, or less than anticipated results from, the Company’s existing or new products; higher than expected advertising and promotion expenses or lower than expected results from the Company’s advertising and/or marketing plans; higher than expected returns or decreased sales of the Company’s existing or new products; actions by the Company’s customers, such as retailer inventory management and greater than anticipated retailer space reconfigurations or reductions in retailer display space and/or product discontinuances; and changes in the competitive environment and actions by the Company’s competitors, including business combinations, technological breakthroughs, new products offerings, increased advertising, marketing and promotional spending and marketing and promotional successes by competitors, including increases in share in the mass retail channel;

(ii)	in addition to the items discussed in (i) above, the effects of and changes in economic conditions (such as inflation, monetary conditions and foreign currency fluctuations, as well as in trade, monetary, fiscal and tax policies in international markets) and political conditions (such as military actions and terrorist activities);

(iii)	unanticipated costs or difficulties or delays in completing projects associated with the continued execution of the Company’s business strategy or lower than expected revenues or the inability to achieve profitability as a result of such strategy, including lower than expected sales, or higher than expected costs, including as may arise from any additional repositioning, repackaging or reformulating of one or more of the Company’s brands or product lines, launching of new product lines, including difficulties or delays, or higher than expected expenses, including for returns, in launching its new products, acquiring businesses or brands, further refining its approach to retail merchandising, and/or difficulties, delays or increased costs in connection with taking further actions to optimize the Company’s manufacturing, sourcing, supply chain or organizational size and structure;

(iv)	difficulties, delays or unanticipated costs in executing the Company’s business strategy, which could affect the Company’s ability to achieve its objectives as set forth in clause (iv) above, such as (a) less than effective new product development (including less than anticipated benefits from the Company’s process for the continuous development and evaluation of new product concepts), less than anticipated profitable net sales growth over time, less than expected growth of the Revlon or Almay brands and/or in women’s hair color, beauty tools and/or anti-perspirants/deodorants, such as due to less than expected acceptance of the Company’s new or existing products under these brands and lines by consumers and/or retail customers, less than expected acceptance of the Company’s advertising, promotion and/or marketing plans by the Company’s consumers and/or retail customers, disruptions, delays or difficulties in executing the Company’s business strategy, less than expected investment in brand support, greater than expected competitive investment or less than anticipated benefits from the Company’s new integrated organizational structure in the U.S., such as less than anticipated growth or profitability in the Company’s U.S. business; (b) difficulties, delays or the inability to improve the execution of its strategies and plans and/or build organizational capability, recruit and retain skilled people, provide employees with opportunities to develop professionally, provide employees who have demonstrated capability with new and expanded responsibilities or roles and/or reward the Company’s employees for success, including less than expected benefits from the Company’s U.S. region organizational changes, such as less than anticipated growth or profitability in the Company’s U.S. business; (c) difficulties, delays or unanticipated costs in connection with the Company’s plans to strengthen its international business further, such as due to higher than anticipated levels of investment required to support and build the Company’s brands globally or less than anticipated results from the Company’s national and multi-national brands; (d) difficulties, delays or unanticipated costs in connection with improving operating profit margins and cash flow over time and realizing continuing sustainable benefits from restructuring actions, such as difficulties, delays or the inability to take actions intended to improve sales returns, cost of goods sold, general and administrative expenses, in working capital management and/or growth in net sales; and/or (e) difficulties, delays or unanticipated costs in, or the Company’s inability to improve its capital structure, including higher than expected costs such as due to higher interest rates;

(v)	difficulties, delays or the Company’s inability to bring to market its innovative new product offerings and manage the Company’s product portfolio for profitable growth over time with its process for the continuous development and evaluation of new product concepts, formed in 2007 and led by senior executives in marketing, sales, product development, operations and finance, such as due to less than effective new product development and/or less than expected acceptance of the Company’s new products under the Company’s Revlon and Almay brands and lines by consumers and/or retail customers;

(vi)	difficulties, delays or the Company’s inability to build and leverage its established brands, particularly its Revlon brand, including by less than expected growth of the Revlon brand, less than expected acceptance of the Company’s creative and brand marketing plans by the Company’s consumers and/or retail consumer, less than effective research and development and/or new product development, including with respect to the Company’s process for the continuous development and evaluation of new product concepts, and/or less than expected acceptance of the Company’s new or existing products under the Revlon brand by consumers and/or retail customers;

(vii)	difficulties, delays or unanticipated costs or less than expected savings and other benefits resulting from the Company’s restructuring activities, such as less than anticipated sustained annualized cost base reductions or other benefits from the 2007 Programs and/or 2006 Programs and the risk that the 2007 Programs and/or the 2006 Programs may not satisfy the Company’s objectives as set forth in clause (vii) above;

(viii)	lower than expected operating revenues, cash on hand and/or funds available under the 2006 Revolving Credit Agreement and/or other permitted lines of credit or higher than anticipated operating expenses, such as referred to in clause (x) below;

(ix)	the unavailability of funds under Products Corporation’s 2006 Revolving Credit Agreement or other permitted lines of credit, or from restructuring indebtedness, or capital contributions or loans from MacAndrews & Forbes, the Company’s other affiliates and/or third parties and/or the sale of additional equity of Revlon, Inc. or debt securities of Revlon, Inc. or Products Corporation;

(x)	higher than expected operating expenses, sales returns, working capital expenses, permanent wall display costs, capital expenditures, restructuring costs, executive severance not otherwise included in the Company’s restructuring programs, debt service payments, regularly scheduled cash pension plan contributions and/or post-retirement benefit plan contributions, purchases of permanent wall displays and/or capital expenditures;

(xi)	interest rate or foreign exchange rate changes affecting the Company and its market-risk sensitive financial instruments, including less than anticipated benefits or other unanticipated effects of the floating-to-fixed interest rate swap transaction which Products Corporation entered into in September 2007 or difficulties, delays or the inability of the counterparty to perform the transaction;

(xii)	unanticipated effects of the Company’s adoption of certain new accounting standards; and

(xiii)	difficulties, delays or the inability of the Company to efficiently manage its cash and working capital.
     Factors other than those listed above could also cause the Company’s results to differ materially from expected results. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.